EXHIBIT 99.1

Contact:
Charles Murphy, CFA
Head of Investor Relations
ExlService Holdings, Inc.
280 Park Avenue
New York, NY 10017
(212) 624-5913
ir@exlservice.com

Kiran Karnik Decides Not to Stand for Re-election to EXL Board of Directors

New York, NY -- April 16, 2013 -- ExlService Holdings, Inc. (“EXL”) [Nasdaq: EXLS], a leading business process solutions company, today announced that Kiran Karnik has decided not to stand for re-election to EXL’s Board of Directors at the annual meeting of stockholders in June 2013.

“It is with considerable regret that I have decided to not seek re-election to the Board of Directors of EXL,” remarked Mr. Karnik.  “Other commitments have made it increasingly difficult for me to devote the time that EXL deserves.  Five years as a member of the Board have provided me with rich experience and much learning from my fellow Board colleagues and the extraordinarily talented management team. EXL has proved its mettle by successfully navigating the choppy waters of a difficult market in the last few years – converting challenges into opportunities – and is well-positioned for the future.”

Vikram Talwar, Chairman, commented, “Kiran’s thoughtful perspectives on EXL and its industry, as well as his focus on corporate governance have greatly benefited EXL’s shareholders and management team.  On behalf of the Board of Directors, I would like to sincerely thank Kiran for his years of service to the company.”

Rohit Kapoor, Vice Chairman and CEO, commented, “Kiran’s counsel and guidance have been invaluable in shaping EXL’s strategy through the last several years of growth and change in the industry.  On behalf of all EXL employees, I would like to thank Kiran for his outstanding contribution, and wish him the best in his future endeavors.”

Kiran Karnik joined EXL’s Board of Directors in September of 2008 as an independent director. From September 2001 through January 2008, Mr. Karnik served as President of NASSCOM, an Indian industry body representing companies in the information technology (IT) and IT-enabled services sectors. His recently published book “The Coalition of Competitors” explores competition and cooperation in the IT sector, and the role that NASSCOM played in the success and growth of the IT industry.

About ExlService Holdings, Inc.

EXL (Nasdaq: EXLS) is a leading business process solutions company that helps companies drive business impact and adapt faster to the changing global marketplace. EXL provides operations management, embedded analytics and technology platforms to organizations in the banking and financial services, healthcare, insurance, utilities, transportation and logistics, and travel industries. With more than 21,000 people around the world, we work with our clients as strategic partners to execute operations, identify opportunities to gain a competitive edge, and create new channels for growth and savings. Headquartered in New York and operational since 1999, EXL is present in the U.S., U.K., Singapore, Romania, the Philippines, India, Germany, Czech Republic and Bulgaria. For more information, visit www.exlservice.com.